Exhibit 99(a)



HARTFORD, CT, May 1, 1996 --The Hartford Steam Boiler Inspection and Insurance Company has announced that Donald M. Carlton has resigned as executive vice president and as a director of the company, effective May 1.

Carlton, 58, is president and chief executive officer of Radian International LLC, the new company formed in January which combined Hartford Steam Boiler's subsidiary, Radian, with a subsidiary of The Dow Chemical Company, Dow Environmental Inc. Hartford Steam Boiler owns 40 percent of Radian International LLC and Dow Chemical owns 60 percent.

"With my new responsibilities as head of Radian International LLC, I believe I can best serve the shareholders of Hartford Steam Boiler by focusing my energies on the success of this new joint venture," Carlton said. The Austin, Texas-based company provides engineering, environmental, information technology, remediation, and strategic chemical management services to industries and governments worldwide.

Hartford Steam Boiler President and Chief Executive Officer Gordon W. Kreh credited Carlton for substantial contributions to Hartford Steam Boiler and its board of directors. Carlton served as the president of Radian Corporation since 1969, as a director of Hartford Steam Boiler since 1975, and as executive vice president since 1992.